EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-53180, 333-97599, 333-100755, 333-138546, 333-155566, and 333-172200 on Form S-8 of our report dated September 11, 2013, relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc. and our report dated September 11, 2013, relating to the effectiveness of Symmetricom, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP

San Jose, California

September 11, 2013